Exhibit 10.2

CUTERA, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between J. Daniel Plants (“Employee”) and Cutera, Inc., a Delaware corporation (the “Company”), effective as of date that Employee commences employment with the Company (the “Effective Date”).

RECITALS

1. The Company may from time to time consider the possibility of an acquisition by another company or other change of control, or may terminate Employee’s employment without cause or may cause Employee to resign his or her employment as a result of actions taken by the Company that materially and negatively change Employee’s employment relationship with the Company. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company recognizes that the risk of such events occurring can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility that such events may occur.

2. The Committee believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment.

3. The Committee believes that it is imperative to provide Employee with certain severance benefits in certain instances upon Employee’s termination of employment. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility that certain events may occur that lead to the termination of Employee’s employment.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

5. This Agreement supersedes and replaces, in its entirety, any prior agreement between the Company and Employee relating to the subject matter that is contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will expire upon the earlier of: (a) two (2) years or (b) termination of Employee’s employment with the Company (the “Initial Term”). The term of this Agreement will extend automatically following the Initial Term, for successive twelve (12) month terms thereafter, unless the Company provides thirty (30) days written notice prior to the expiration of this Agreement to the Employee. Notwithstanding the foregoing sentence, if a Change of Control occurs at any time during either the Initial Term or any extension of the term under this Agreement, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control. If Employee becomes entitled to benefits under Section 4 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, including (without limitation) any termination prior to or following a Change of Control as provided herein, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as provided in any employment agreement (including any offer letter) entered into between the Company and Employee, and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

3. Change of Control. In the event of a Change of Control, with respect to any equity awards granted to Employee by the Company during the period prior to the date of the Change of Control that, as of the Change of Control, are outstanding and, but for this Section 3, would be subject to achievement of performance-based vesting conditions (other than continued service), (such performance-based awards the “Performance Awards”), (a) any portion of such Performance Awards for which the performance period is ongoing as of the date of the Change of Control (the “Eligible Portion”) will be shortened to a date determined by the Board or Committee, in its sole discretion, that occurs shortly before the date of the Change of Control (up to ten (10) days prior to the date of the Change of Control), (b) the Board or Committee, in its sole discretion, will determine the extent to which the applicable performance criteria for such shortened performance period, prorated or otherwise appropriately adjusted to reflect the shortened performance period, have been achieved, (e) the Eligible Portion will vest as of immediately prior to the Change of Control to the extent that such applicable performance criteria have been met, and (d) any remaining portion of the Performance Awards that has not vested prior to the Change of Control will terminate and be cancelled.

4. Severance Benefits.

(a) Termination without Cause, Other than Reassignment as a Director of the Company. If the Company terminates Employee’s employment with the Company without Cause, and does not reassign Employee as a director (a “Director”) of the Boardof the Company (other than due to his death or Disability), other than during the period beginning three (3) months before, and ending twelve (12) months following, a Change of Control (such period, the “Change of Control Period”), and Employee signs and does not revoke a release of claims with the Company (in substantially the same form as set forth in Exhibit A) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following Employee’s termination date (such deadline, the “Release Deadline”), then subject to this Section 4, Employee will receive the following:

(i) Severance Payment. Employee will receive a payment equal to the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) six (6) months of Employee’s annual base salary as in effect immediately prior to Employee’s termination date, less applicable withholdings.

(ii) COBRA. Provided that Employee and/or his eligible dependents timely elects to continue their healthcare coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company agrees to reimburse Employee for the costs incurred to obtain such continued coverage for himself and his eligible dependents for a period of the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) six (6) months, or until Employee has secured health insurance coverage through another employer, whichever occurs first. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this Section.

(iii) Accrued Compensation. The Company will pay Employee all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.

(b) Termination without Cause in Connection with a Change of Control. If the Company terminates Employee’s employment with the Company without Cause (other than due to his death or Disability), and such termination occurs during the Change of Control Period, and Employee signs and does not revoke the Release and provided that such release of claims becomes effective and irrevocable no later than the Release Deadline, then subject to this Section 4, Employee will receive the following:

(i) Severance Payment. Employee will receive a payment equal to the sum of (A) the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) twelve (12) months of Employee’s annual base salary as in effect immediately prior to Employee’s termination date, less applicable withholdings, and (B) 100% of Employee’s target bonus for the prior fiscal year of the Company in which the termination date occurs, less applicable withholdings.

(ii) COBRA. Provided that Employee and/or his eligible dependents timely elects to continue their healthcare coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company agrees to reimburse Employee for the costs incurred to obtain such continued coverage for himself and his eligible dependents for a period of the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) twelve (12) months, or until Employee has secured health insurance coverage through another employer, whichever occurs first. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section.

(iii) Vesting Acceleration of Equity Awards. Vesting acceleration of one hundred percent (100%) of any time-based equity awards that are outstanding and unvested as of the date of the termination (including, without limitation, any PSU or other performance-based award that is continuing to vest based solely on continued service), provided Employee is terminated without Cause during the Change of Control Period. If Employee is terminated for Cause, or due to death or Disability, then the unvested time-based equity awards that are outstanding as of the date of employment termination shall terminate immediately pursuant to their terms. If Employee’s employment has been terminated by the Company without Cause (other than due to his death or Disability), then Employee’s unvested, performance-based equity awards will remain outstanding and unvested for an additional three (3) months following termination (but in no event beyond each such equity award’s original maximum term to expiration, if applicable) solely for purposes of determining whether a Change of Control occurs during such period. If a Change of Control does not occur during the three (3) month period following Employee’s termination then the unvested, performance-based equity awards shall terminate at the end of such period. If Employee’s employment has been terminated by the Company without Cause (other than due to his death or Disability) and a Change of Control occurs during such three (3) month period following termination, such unvested, time-based equity awards that are outstanding as of the date of termination of Employee’s employment with the Company (and are still within their maximum term to expiration) shall accelerate vesting in accordance with the terms of Section 3.

(iv) Accrued Compensation. The Company will pay Employee all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.

(c) Timing of Payments.

(i) If the release of claims does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement other than the accrued compensation set forth in Section 4(a)(iii) and Section 4(b)(iv). In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable.

(ii) Unless otherwise required by Section 4(g), the Company will pay any severance payments set forth in Section 4(a)(i) and Section 4(b)(i) periodically in accordance with the Company’s normal payroll practices, from the first payroll period following the effective date of the Release; provided, however, that no severance or other benefits, other than the accrued compensation set forth in Section 4(b)(iii) and Section 4(b)(iv), will be paid or provided until the Release discussed in Section 4(a) and Section 4(b) becomes effective and irrevocable. If Employee should die before all of the severance amounts have been paid, such unpaid amounts will be paid to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate, periodically in accordance with the Company’s normal payroll practices.

(d) Voluntary Resignation; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee or (ii) for Cause by the Company, then Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Disability; Death. If the Company terminates Employee’s employment as a result of Employee’s Disability, or Employee’s employment terminates due to his or her death, then Employee will not be entitled to receive any other severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f) Exclusive Remedy. In the event of a termination of Employee’s employment as set forth in Section 4(a) and Section 4(b)of this Agreement, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Employee will be entitled to no benefits, compensation or other payments or rights upon a termination of employment prior to or following a Change of Control other than those benefits expressly set forth in Section 4 of this Agreement. For purposes of clarity, in the event a termination of Employee’s employment as set forth in Section 4(a)or Section 4(b)of this Agreement occurs during the period within three (3) months prior to a Change of Control, any severance payments and benefits to be provided to Employee under Section 4(b)will be reduced by any amounts that already were provided to Employee under Section 4(a).

(g) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A- 1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 4(g)(iii). Except as required by Section4(g)(iii), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (I) day following the date of Employee’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent necessary to comply with Section 409A, references to the termination of Employee’s employment with the Company or similar terms shall mean a “separation from service” within the meaning of Section 409A. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. It is the intent of this Agreement that all cash severance payments under Sections 4(a)(i)and Section 4(b)(i)will satisfy the requirements of the “short-term deferral” rule.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. In no event will the Company or any of its parent, subsidiaries or affiliates have any liability or obligation to reimburse, indemnify, or hold harmless Employee for any taxes, penalties, or interest imposed, or other costs incurred, as a result of Section 409A.

(h) Other Requirements. Employee’s receipt of any payments or benefits under this Section 4. will be subject to Employee continuing to comply with the terms of any confidential information agreement executed by Employee in favor of the Company and the provisions of this Agreement.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s benefits under Section 4 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event shall Employee have any discretion with respect to the ordering of payment reductions. Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Employee will not be reimbursed, indemnified, or held harmless by the Company for any of those payments of personal tax liability.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by nationally recognized accounting or valuation firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5 the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear the costs and make all payments for the Accountants’ services in connection with any calculations contemplated by this Section. The Company will have no liability to Employee for the determinations of the Accountants.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean Employee’s termination only upon:

(i) Employee’s willful failure to substantially perform Employee’s duties (subject to notice and a reasonable period to cure), other than a failure resulting from Employee’s complete or partial incapacity due to physical or mental illness or impairment.

(ii) Employee’s willful act which constitutes gross misconduct and which is injurious to the Company;

(iii) Employee’s willful breach of a material provision of this Agreement (subject to notice and reasonable period to cure); or

(iv) Employee’s knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

For the purpose of this definition, no action or inaction shall be considered “willful” if done in good faith and with a reasonable belief that the action or omission is in the best interests of the Company, and no action or inaction shall be considered “willful” unless done intentionally.

(b) Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Company’s Board of Directors (the “Board”) will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) Disability. “Disability” will mean that Employee is unable to engage in any substantial gainful activity, and specifically, the essential functions of Employee’s position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be affected after at least thirty (30) days’ written notice by the Company of its intention to terminate Employee’s employment. In the event that Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(d) Equity Awards. “Equity Awards” means stock options and other equity awards covering shares of Company common stock granted to Employee that, as of the date of termination of employment that would trigger the right to receive severance under Section 4(a), or in the case of a termination that would trigger the right to receive severance under Section 4(b), the later of the date of the termination or immediately prior to the Change in Control, are held by Employee.

(e) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s separation from service as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurred.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Arbitration.

(a) General. The Company and Employee each agree that any and all disputes arising out of the terms of this Agreement, Employee’s employment by the Company, Employee’s service as an officer or director of the Company, or Employee’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and Employee agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Employee further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Employee. The Company and Employee further agree that, to the fullest extent permitted by law, Employee may bring any arbitration proceeding only in Employee’s individual capacity, and not as a plaintiff, representative, or class member in any purported class, collective, or representative lawsuit or proceeding. Nothing in this agreement prevents Employee from bringing a representative lawsuit or proceeding as permitted by the California Labor Code’s Private Attorneys General Act of 2004.

(b) Procedure. The Company and Employee agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Employee will pay any filing fees associated with any arbitration that Employee initiates, but only so much of the filing fees as Employee would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Mateo County, California.

(c) Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Employee understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Each of the Company and Employee acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Employee further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Employee is waiving his or her right to a jury trial. Finally, Employee agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Employee, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Employee resides, and Employee and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(i) Protected Activity. Nothing in this Agreement is intended to limit Employee’s rights to discuss the terms, wages, and working conditions of his employment, nor to deny him the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. Nothing in this Agreement limits or prohibits Employee from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Employee to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute the Company’s confidential information to any parties other than the Government Agencies. Employee further understands that Employee is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:		EMPLOYEE:

Cutera, Inc.

By:	/s/ Gregory A. Barrett	By:	/s/ J. Daniel Plants
Name:	Gregory A. Barrett	Name:	J. Daniel Plants
Title:	Chairman Compensation Committee	Date:	May 19, 2021
Date:	May 19, 2021

EXHIBIT A

RELEASE

1. Release of All Claims. In consideration for the benefits to which Employee is entitled pursuant to that certain CHANGE OF CONTROL AND SEVERANCE AGREEMENT dated , and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, for Employee and Employee’s heirs, assigns, and all persons and entities claiming by, through, or under Employee, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold harmless the Company and its Affiliates (hereinafter referred to, both individually and collectively, as “Releasees”) of and from any and all claims, liabilities, charges, demands, grievances, lawsuits, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employee has, had, or may claim to have against Releasees (hereinafter collectively referred to as “Claim(s)”).

2. The release, discharge, and agreement to hold harmless set forth in this Section 2 includes, without limitation, any Claim(s) that Employee had, has, or may claim to have against Releasees:

a. for wrongful or constructive discharge or termination, negligent or intentional infliction of emotional distress, breach of express or implied contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, promissory estoppel, detrimental reliance, retaliation, tortious interference with contract or prospective economic advantage, invasion of privacy, whistleblower protection, hostile work environment, personal injury (whether physical or mental), or any other Claim(s), whether arising in tort or in contract;

b. for discrimination, hostile work environment / harassment, retaliation, or otherwise arising under federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, all claims under Titles 29 and 42 of the United States Code, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or any other federal, state, or local law prohibiting discrimination, harassment, or retaliation on the basis of race, color, national origin, religion, age, sex, sexual orientation, gender identity, disability, veteran status, or any other protected group status;

c. for discrimination, hostile work environment / harassment, retaliation, or otherwise arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act arising on or before the date of this Agreement; and/or

d. arising under the Employee Retirement Income Security Act (“ERISA”);

e. arising under the Family and Medical Leave Act (“FMLA”);

f. arising under any state or local employment and antidiscrimination law;

g. arising under the Dodd-Frank Wall-Street Reform and Consumer Protection Act or other whistleblower protection to the full extent allowed by law;

h. for unpaid wages, bonuses, commissions, or other compensation of any type or kind to the full extent allowed by law;

i. for attorney’s fees and/or costs;

j. for any other Claim(s) in any way related to or arising out of Employee’s employment with the Company or the termination of that employment;

k. Arising under the California Fair Employment and Housing Act; and/or

l. Arising under the federal Worker Adjustment and Retraining Notification Act (29 U.S. Code Chapter 23)(“WARN Act”) and California Labor Code §§ 1400 et seq. (“Cal-WARN Act”), which may entitle employee to 60 days advance notice prior to termination.

3. Employee hereby waives the provisions of section 1542 of the California Civil Code, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

4. Nothing in this Agreement waives Employee’s rights, if any, to (i) continue Employee’s participation in the Company’s employee health benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan, (ii) any vested rights that Employee may have under any employee pension or welfare benefit plan in which Employee participated as an employee of the Company, and/or (iii) any claims Employee has or may claim to have for worker’s compensation or unemployment benefits, and/or (iv) any claims that are non-waivable by law.

5. Exclusion for Certain Claims. Notwithstanding the foregoing, the Company and Employee agree that the releases set forth in Sections 1 and 2 above do not apply to any claims arising after the Employee’s termination date, nor does anything herein prevent Employee or the Company from instituting any action to enforce the terms of this Agreement, nor does anything herein prevent Employee for enforcing the terms of his or her indemnification agreement with the Company. The Parties agree and acknowledge that the release and waiver set forth in Sections 1 and 2 above do not prevent Employee from filing a charge of discrimination with or from participating or otherwise cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other comparable federal, state, or local agency relating to any claim or allegation of unlawful discrimination, harassment or retaliation. Notwithstanding the foregoing, Employee agrees that, to the full extent allowed by law, Employee is not entitled to and hereby waives any right to recover compensation, damages, or any other form of relief of any type or kind and/or reinstatement to employment that may be awarded or ordered by any court or administrative agency to or for Employee’s benefit arising from or relating to any Claim(s) released by Employee under this Agreement. Employee further specifically acknowledges and agrees that Employee is waiving, on behalf of Employee and Employee’s attorneys, all claims for fees and expenses and court costs.

6. Full and Complete Release. Employee understands and agrees that Employee is releasing and waiving any Claim(s) that Employee does not know exists or may exist in Employee’s favor at the time Employee signs this Agreement which, if known by Employee, would materially affect Employee’s decision to sign this Agreement. Nonetheless, for the purpose of implementing a full and complete release of all Claim(s), Employee expressly acknowledges that the release set forth in Sections 1 and 2 is intended to include, without limitation, all Claim(s) that Employee does not know or suspect to exist in Employee’s favor and that the release set forth in Sections 1 and 2 includes the release and extinguishment of any such Claim(s). In addition, Employee agrees that Employee will not seek re-employment with the Company at any time in the future and that the provisions of this Section 6 are adequate and legal grounds to (a) reject Employee’s application for re-employment or (b) terminate Employee’s employment should Employee be rehired by the Company in violation of this Section 6, unless the terms of this sentence are prohibited by applicable law.

7. Employee agrees and covenants not to sue or prosecute any claim that might now or ever be asserted arising out of, or pertaining to, his or her employment with the Company and any of its predecessors or affiliates.

8. Should any provision of this Agreement be held to be invalid or wholly or partially unenforceable by a final, non-appealable judgment in a court of competent jurisdiction, such holding shall not invalidate or void the remainder of this Agreement, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable or, if such is not possible, then such portions shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

9. Employee and his or her representatives, attorneys, and agents will not make any public or private statement with respect to the Company (including, as to Employee, any statement with respect to the directors, officers, employees, representatives, attorneys, and agents of the Company) that is derogatory, disparaging or may tend to injure the Company or such person in its or their business, public or private affairs. The Company and its directors and officers will not make any public or private statement with respect to Employee that is derogatory, disparaging or may tend to injure Employee in his or her business, public or private affairs. The foregoing obligations do not apply to information required to be disclosed or requested by any governmental agency, court or stock exchange, or any law, rule or regulation. Any public disclosure related to this Agreement as required by any law, rule or regulation will be negotiated by the Parties in advance, except that the Company has the final, sole discretion as to the content of any such announcement.

10. This Agreement is governed by and construed and enforced, in all respects, in accordance with the laws of the State of California without regard to conflict of law principles unless preempted by federal law, in which case federal law governs.

11. Review and Revocation. Employee acknowledges and agrees that he or she has 45 days from the date he or she receives this Agreement to consider the terms of and to sign this Agreement. Employee may, at Employee’s sole and absolute discretion, sign this Agreement prior to the expiration of the above review period. In addition, information is available to Employee as required by the Older Workers Benefit Protection Act.

12. Employee may revoke this Agreement for a period of up to 7 days after Employee signs it (not counting the day it was signed) and the Agreement shall not become effective or enforceable until the 7-day revocation period has expired. To revoke this Agreement, Employee must give written notice stating that Employee wishes to revoke the Agreement to the Company’s Vice President, Global HR. Any notice stating that Employee wishes to revoke this Agreement must emailed (with a reply confirmation from the Company’s Vice President, Global HR), hand-delivered, or mailed (with confirmation of delivery) to the Company, as set forth in this paragraph, in sufficient time to be received by the Company on or before the expiration of the 7-day revocation period.

AGREED AND ACCEPTED, on this ____ day of                     , 20__.

Printed Name: ______________________________

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